Exhibit 99.2

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

2018 RESTRICTED STOCK PLAN FOR DIRECTORS

THIS NUVERRA ENVIRONMENTAL SOLUTIONS, INC. 2018 RESTRICTED STOCK PLAN FOR DIRECTORS (the “Plan”) is made effective this 22nd day of February, 2018, to govern the grant of shares of restricted stock to Directors of the Company.

ARTICLE I

Definitions

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a)    “Award” means a grant of Restricted Stock under the Plan, subject to the terms and conditions of the Plan and the applicable Award Agreement.

(b)    “Award Agreement” means a Restricted Stock Award Agreement between the Company and a Director evidencing the terms and conditions of an Award of Restricted Stock.

(c)    “Board” or “Board of Directors” shall mean the board of directors of the Company.

(d)    “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(ii)	there is consummated a reorganization, recapitalization, merger or consolidation, in a single transaction or series of related transactions, involving the Company, unless (i) immediately after the consummation of such transaction, the voting securities of the Company immediately prior to such transaction continue to represent or are converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such transaction, and (ii) no Person, as a result of such transaction or series of related transactions, is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the successor entity, except to the extent that such ownership existed prior to any such transaction; or

(iii)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)	there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(f)    “Company” means Nuverra Environmental Solutions, Inc., a Delaware corporation.

(g)    “Compensation Committee” shall mean such Board committee as may be designated by the Board to administer the Plan.

(h)    “Director” shall mean any non-employee who is serving as a member of the Board of Directors.

(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)    “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(k)    “Restricted Stock” means Stock issued pursuant to the Plan.

(l)    “Restricted Period” means the time period(s) over which an Award vests as set forth in Section 5.3 of the Plan.

(m)    “Plan” shall mean this Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan for Directors.

(n)    “Service” shall mean the tenure of an individual as a Director.

(o)    “Stock” shall mean the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) therefor pursuant to Section 4.3.

ARTICLE II

The Plan

2.1    Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to the Directors an opportunity to increase their proprietary interest in the Company and recognize their efforts in connection with the organization of the Company by the grant of shares of Restricted Stock to such Directors under the terms set forth herein.

2.2    Effective Date. The Plan shall become effective on the approval of the Plan by the Board of Directors.

2.3    Participants. Only Directors shall be eligible to receive Awards under the Plan.

ARTICLE III

Plan Administration

3.1    Compensation Committee. This Plan shall be administered by the Compensation Committee.

3.2    Power of the Compensation Committee. The Compensation Committee shall have full authority and discretion: (a) to determine, consistent with the provisions of this Plan, which of the Directors will be granted Awards, the times at which Awards shall be granted, and the number of shares of Restricted Stock covered by each Award; (b) to construe and interpret the Plan; (c) to determine the terms and provisions of each respective Award Agreement, which need not be identical; and (d) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding upon all persons for all purposes.

ARTICLE IV

Shares of Stock Subject to Plan

4.1    Limitations. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the number of shares of Stock which may be issued hereunder pursuant to Award Agreements shall not exceed an aggregate of one hundred thousand (100,000) shares. Shares of Restricted Stock granted shall be issuable only from authorized and unissued shares or treasury shares of Stock.

4.2    Restricted Stock Granted Under Plan. Shares of Restricted Stock granted hereunder shall not again be available for the grant of Awards hereunder. If Awards granted hereunder shall forfeit in whole or in part, then the Compensation Committee shall have the discretion to grant new Awards hereunder covering the number of shares of forfeited Stock to which such forfeited Restricted Stock related.

4.3    Stock Adjustments; Mergers and Combinations. Notwithstanding any other provision in this Plan, if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the total number of shares set forth in Section 4.1 of the Plan shall be proportionately and appropriately adjusted by the Compensation Committee.

4.4    Acceleration of Vesting. Subject to Section 4.3, upon a Change in Control, Awards, to the extent not previously vested, shall vest with the restrictions lapsing notwithstanding the provisions of Section 5.3 hereof.

ARTICLE V

Restricted Stock

5.1     Awards and Award Agreements. Each Award granted hereunder shall be evidenced by minutes of a meeting of the Compensation Committee authorizing the same and by a written Award Agreement dated as of the date of grant and executed by the Company and the Director, which Award Agreement shall set forth such terms and conditions as may be determined by the Compensation Committee to be consistent with the Plan. Each Award shall have a Restricted Period of one (1) or more years as determined by the Committee. After the Committee determines that it will grant an Award to a Director, it will deliver an Award Agreement to the Director containing the terms under which the Restricted Stock may become vested and the number of shares of Restricted Stock that the Director shall be entitled to receive upon vesting of the Award. The Award shall be accepted by the Director executing and delivering the award Agreement in the manner specified by the Committee.

5.2    Purchase Price. Restricted Stock shall be offered under the Plan for such consideration in cash or services as is determined by the Committee and set forth in the applicable Award Agreement.

5.3    Restricted Period. At the time an Award is made, the Committee shall establish period(s) of time during which the shares of Restricted Stock granted shall be restricted and subject to forfeiture (the “Restricted Period”). The duration of the Restricted Period and the limitations on transferability will be set forth in the Award Agreement. Each Award may have a different Restricted Period as determined by the Committee in its discretion.

5.4    Risk of Forfeiture. In the event a Director shall cease to be a Director for any reason, then except as otherwise set forth in this Section 5.4 or in Section 5.9, the Director shall, for no consideration, forfeit to the Company all shares of Restricted Stock granted to the Director pursuant to an Award Agreement that have not previously vested. Upon the unanimous approval of the Committee (except that if the Director whose Restricted Stock is at issue is a member of the Committee, then that Director will abstain from the decision), the Committee may decide to accelerate the vesting of all or any portion of the shares of Restricted Stock that had not vested prior to the date the Director’s Service terminates.

5.5    Non-transferability of Awards. No Restricted Stock awarded under the Plan shall be transferred, sold, exchanged, pledged or otherwise disposed of by a Director during the Restricted Period, other than (i) by the Director’s last will and testament, (ii) by the applicable laws of descent and distribution, or (iii) as otherwise determined by the Committee. The provisions of the Plan and each applicable Award Agreement shall be binding upon the Director’s executors, administrators, personal representatives, and heirs.

5.6    Stock Certificate Representing Restricted Stock and Book Entry. At the time of grant of an Award, the Company may issue stock certificates or cause such shares to be issued in the name of the Director on the books and records of the Company that evidence the Restricted Stock pending the lapse of applicable restrictions; and if a stock certificate is issued, such certificate shall bear a legend making reference to such restrictions substantially in the following form (or such other form as the Committee shall specify):

“The transferability of this certificate and the shares of stock represented by this certificate are subject to the terms and conditions (including forfeiture) of the Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan For Directors and an Award Agreement entered into by the registered owner and Nuverra Environmental Solutions, Inc. Copies of such Plan and Award Agreement are on file in the offices of Nuverra Environmental Solutions, Inc.”

5.7    Escrow of Restricted Stock. To facilitate enforcement of the transfer restrictions prior to vesting, such shares of Restricted Stock granted to a Director shall be held in custody by the Company as escrow agent until the restrictions thereon have lapsed. Each Director shall execute and deliver to the Company a stock power endorsed in blank for the shares of Restricted Stock covered by an Award.

5.8    Shares Upon Vesting. Upon the expiration of the Restricted Period and the satisfaction of any other conditions specified in an applicable Award Agreement, the restrictions applicable to an Award of Restricted Stock shall lapse and the number of shares of Stock shall be delivered by the Company as soon as administratively feasible, free and clear of such restrictions and legends, except any that may be imposed by law. A new stock certificate or record on the books and records of the Company for the balance of any shares of Restricted Stock shall be issued with applicable restrictive legends and held in escrow by the Company pending lapse of such restrictions.

5.9    Effect of Death, Disability, Retirement or Other Termination of Service.

(a)    If a Director’s Service shall be terminated by reason of retirement after age seventy (70) or the disability (as defined in Section 5.9(b) hereof) or death of the Director, then all outstanding Awards granted to such Director shall become one hundred percent (100%) vested on the date of such termination of Service.

(b)    For purposes of this Section 5.9, the term “disability” shall have the meaning set forth in Code Section 22(e)(3).

5.10    Investment Intent. Upon or prior to a Director’s execution and delivery of an applicable Award Agreement, the Director shall furnish to the Company in writing such information or assurances as, in the Company’s opinion, may be necessary to enable it to comply fully with the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable statutes, rules, and regulations. Without limiting the foregoing, if a registration statement is not in effect under the Securities Act of 1933, as amended, with respect to the shares of Restricted Stock to be issued as a result of an Award, the Company shall have the right to require, as a condition to the grant of such Award, that the Director represent to the Company in writing that the shares of Restricted Stock to be received upon grant of such Award and the shares of Stock upon vesting of the Award will be acquired by the Director for investment and not with a view to distribution and that the Director agree, in writing, that such shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel reasonably acceptable to it to the effect that such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended. The Company shall have the right to endorse on certificates representing shares of Restricted Stock and Stock such legends referring to the foregoing representations and restrictions or any other applicable restrictions on resale or disposition as the Company, in its discretion, shall deem appropriate.

ARTICLE VI

Termination, Amendment, and Modification of Plan

The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Company may increase the total number of shares of Stock subject to the Plan except as contemplated in Section 4.3 hereof, and provided further that no termination, amendment, or modification of the Plan shall without the written consent of the Director holding an Award adversely affect the rights of the Director with respect to such Award.

ARTICLE VII

Miscellaneous

7.1    Service. Nothing in the Plan or in any Award granted hereunder or in any Award Agreement relating thereto shall confer upon any Director the right to continue Service.

7.2    Other Compensation Plans. The adoption of the Plan shall not affect any other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for Directors.

7.3    Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

7.4    Singular; Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

7.5    Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

7.6    Headings, etc., No Part of Plan. Headings of articles and sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

7.7    Severability. If any provision or provisions of this Plan shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.8    Code Section 83(b) Elections; Tax Withholdings. Section 83(b) of the Code permits a recipient of Restricted Stock to elect, within thirty (30) days following the date of grant of the Award, to elect to immediately recognize ordinary income in an amount equal to the fair market value of the Stock on the date of the grant (an “83(b) Election”). A Director shall only make an 83(b) Election in accordance with requirements of the Committee relating to 83(b) Elections. The Company is authorized to withhold from any cash or Stock remuneration payable to a Director any taxes required to be withhold by the Company.

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